EXHIBIT 99.1

TOR Minerals Announces Fourth Quarter and Year End 2010 Financial Results

Reports Record Level of Annual Net Income

CORPUS CHRISTI, Texas, February 23, 2011 - TOR Minerals International (Nasdaq: TORM), producer of synthetic titanium dioxide and color pigments, specialty aluminas, and other high performance mineral fillers, today announced its financial results for the fourth quarter and year ended December 31, 2010.

Highlights for the fourth quarter and 2010 included:

•         2010 record net income: $2.3 million versus 2009 net loss: ($0.2) million

•         2010 EPS: $0.83 versus 2009 net loss per share: ($0.10)

•         2010 revenue increased 28% year over year to $31.0 million

•         4Q10 EPS: $0.35 versus 4Q09 EPS: $0.08

•         4Q10 revenue increased 36% year over year to $8.7 million

For the fourth quarter ended December 31, 2010, the Company reported net income available to common shareholders of $1,006,000, or $0.35 per diluted share, on net sales of $8,689,000.  This compares with a net income available to common shareholders of $143,000, or $0.08 per share, on net sales of $6,395,000 for the quarter ended December 31, 2009.

Net sales for the year ended December 31, 2010, were $31,016,000 compared to $24,193,000 during the year ended December 31, 2009.  The net income available to common shareholders was $2,318,000, or $0.83 per diluted share, for the year ended December 31, 2010 compared to a net loss of $196,000, or ($0.10) per diluted share, for year ended December 31, 2009.

Product Groups	4Q10	4Q09	% Change	2010	2009	% Change
TiO2 Pigments	$ 3,390	$ 2,445	39%	$ 12,595	$ 10,123	24%
Specialty Aluminas	4,227	3,181	33%	14,242	11,096	28%
Other	1,072	769	39%	4,179	2,974	41%
Total	$ 8,689	$ 6,395	36%	$ 31,016	$ 24,193	28%

Net sales increased 36 percent during the fourth quarter of 2010 due to strong increases in all product categories.  During the fourth quarter, sales of titanium dioxide (TiO2) pigments, which include HITOX® and TIOPREM® products, increased 39 percent to $3.4 million benefiting from both increased prices and volumes.  Sales of specialty alumina, which includes ALUPREM®, HALTEX® and OPTILOAD® product groups, grew 33 percent during the fourth quarter of 2010 due to increased demand for existing and new products in Europe and North America.  Commenting on sales trends, Dr. Olaf Karasch, Chief Executive Officer, said, "Clearly our TiO2 pigment business is benefiting from an economic recovery in the paint and plastics markets.  In addition, the tight global supply of titanium dioxide gives us pricing power and is driving new and existing customers to use more of our specialty pigments in their formulation.   At the same time, our business is benefiting from increasing acceptance of new products, specifically TIOPREM and OPTILOAD. Combined with other specialty alumina products, newly introduced products accounted for more than 30 percent of growth during fourth quarter."

During the fourth quarter of 2010, operating income increased to $1,091,000, or 12.6% of sales, compared to operating income of $302,000, or 4.7% of sales, reported during the fourth quarter of 2009.  For the year ended December 31, 2010, the Company reported record operating income of $2,803,000.  Year-over-year and sequential improvements in profitability resulted from increased sales levels and greater operational efficiencies, which were partially offset by increases in raw materials and energy costs. Dr. Karasch said, "Fourth quarter and annual improvements in profitability illustrated the leverage in our business model, as approximately thirty five cents of each incremental sales dollar fell to the bottom line during these periods."

The Company said that sales momentum accelerated during the first six weeks of 2011 and that if this trend continues, it expects to see year-over-year improvement in financial results during the first quarter of 2011.  "As a result of the hard work done to lower our cost structure, improve efficiencies, and diversify our customer, end market, and geographic mix, 2010 net income was the highest in the Company's history.  Looking forward, with continued acceptance of our new products, favorable market conditions, and a lower, more efficient cost structure, we are in a great position to deliver above market growth in revenue and earnings," Dr. Karasch concluded.

TOR Minerals will host a conference call at 4:00 p.m. Central Time on February 23, 2011 to further discuss fourth quarter results. The call will be simultaneously Webcast, and can be accessed via the News section on the Company's website at www.torminerals.com.  Interested parties may also access the conference call via telephone by dialing 877-407-8033.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slow down in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information
Dave Mossberg,
Three Part Advisors, LLC
817 310-0051

TOR Minerals International, Inc. and Subsidiaries Consolidated Statements of Operations (In thousands, except per share amounts)
	(Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
NET SALES	$8,689	$6,395	$31,016	$24,193
Cost of sales	6,493	5,212	24,258	20,382
GROSS MARGIN	2,196	1,183	6,758	3,811
Technical services and research and development	70	54	254	200
General, administrative and selling expenses	1,035	792	3,701	3,215
Loss on disposal of assets	-	35	-	35
OPERATING INCOME (LOSS)	1,091	302	2,803	361
OTHER INCOME (EXPENSE):
Interest income	-	-	-	2
Interest expense	(96)	(151)	(439)	(558)
Gain (loss) on foreign currency exchange rate	(13)	22	(60)	59
Other, net	-	-	-	4
INCOME (LOSS) BEFORE INCOME TAX	982	173	2,304	(132)
Income tax expense (benefit)	(16)	15	16	4
NET INCOME (LOSS)	$998	$158	$2,288	$(136)
Less: Preferred Stock Dividends	15	15	60	60
Basic Income (Loss) Available to Common Shareholders	$983	$143	$2,228	$(196)
Plus: 6% Convertible Debenture Interest Expense	23	-	90	-
Diluted Income (Loss) Available to Common Shareholders	$1,006	$143	$2,318	$(196)

Income (loss) per common share:
Basic	$0.51	$0.08	$1.17	$(0.10)
Diluted	$0.35	$0.08	$0.83	$(0.10)
Weighted average common shares outstanding:
Basic	1,921	1,891	1,904	1,891
Diluted	2,892	1,891	2,785	1,891

TOR Minerals International, Inc. and Subsidiaries Consolidated Balance Sheets (In thousands, except share and per share amounts)
	December 31,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,559	$1,002
Trade accounts receivable, net	3,888	3,380
Inventories	11,021	9,101
Other current assets	728	540
Total current assets	18,196	14,023
PROPERTY, PLANT AND EQUIPMENT, net	18,952	18,800
OTHER ASSETS	23	53
Total Assets	$37,171	$32,876

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,544	$1,452
Accrued expenses	1,436	1,036
Notes payable under lines of credit	783	3,313
Export credit refinancing facility	264	-
Current deferred tax liability	64	60
Current maturities - capital leases	46	140
Current maturities of long-term debt - financial institutions	533	435
Total current liabilities	5,670	6,436
LONG-TERM DEBT, EXCLUDING CURRENT MATURITIES
Capital leases	18	49
Long-term debt - financial institutions	2,847	1,477
Long-term debt - convertible debentures, net	1,176	1,122
DEFERRED TAX LIABILITY	582	577
Total liabilities	10,293	9,661
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Series A 6% convertible preferred stock $.01 par value: authorized, 5,000 shares; 200 shares issued and outstanding at 12/31/2010 and 12/31/2009	2	2
Common stock $.25 par value: authorized, 6,000 shares; 1,934 and 1,891 shares issued and outstanding at 12/31/2010 and 12/31/2009, respectively	2,416	2,363
Additional paid-in capital	25,363	25,214
Accumulated deficit	(5,579)	(7,807)
Accumulated other comprehensive income:
Cumulative translation adjustment	4,676	3,443
Total shareholders' equity	26,878	23,215
Total Liabilities and Shareholders' Equity	$37,171	$32,876

TOR Minerals International, Inc. and Subsidiaries Consolidated Statements of Cash Flows (In thousands)
	Year Ended December 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$2,288	$(136)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	1,903	1,812
Loss on disposal of assets	-	35
Share-based compensation	91	266
Warrant interest expense	70	44
Deferred income taxes	10	4
Provision for bad debts	23	(61)
Changes in working capital:
Trade accounts receivables	(545)	(762)
Inventories	(1,449)	2,807
Other current assets	(179)	(91)
Accounts payable and accrued expenses	1,456	(1,428)
Net cash provided by operating activities	3,668	2,490

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(1,645)	(922)
Proceeds from sales of property, plant and equipment	18	-
Net cash used in investing activities	(1,627)	(922)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (payments on) proceeds from lines of credit	(2,449)	1,120
Net proceeds from (payments on) export credit refinancing facility	264	(1,471)
Proceeds from capital lease	19	69
Payments on capital lease	(137)	(111)
Proceeds from long-term bank debt	2,000	-
Payments on long-term bank debt	(470)	(1,604)
(Payments on) proceeds from convertible debentures	(25)	1,500
Loan origination costs	33	(15)
Proceeds from the issuance of common stock, and exercise of common stock options	121	-
Preferred stock dividends paid	(60)	(60)
Net cash (used in) provided by financing activities	(704)	(572)
Effect of exchange rate fluctuations on cash and cash equivalents	220	(185)
Net increase (decrease) in cash and cash equivalents	1,557	811
Cash and cash equivalents at beginning of year	1,002	191
Cash and cash equivalents at end of year	$2,559	$1,002

Supplemental cash flow disclosures:
Interest paid	$439	$558
Income taxes paid	$7	$3